EXHIBIT 10.11


[Execution Copy]




                            MASTER APPAREL AGREEMENT

           AGREEMENT, dated as of this 1st day of June, 1993, by and between GOLDEN BEAR INTERNATIONAL, INC., a Florida Corporation having its principal place of business at 11780 U.S. Highway #1, North Palm Beach, Florida 33408 ("GBI"), JAYMAR-RUBY, INC. t/a TRANS-APPAREL GROUP, an Indiana corporation with its principal place of business at 5000 South Ohio Street, Michigan City, Indiana 46360 ("TAG"), HART SCHAFFNER & MARX, a New York corporation having its principal place of business at 101 North Wacker Drive, Chicago, Illinois 60606 ("HS&M"), and HARTMARX CORPORATION, a Delaware Corporation with its principal place of business at 101 North Wacker Drive, Chicago, Illinois 60606 ("Hartmarx"), as the controlling party of TAG and HS&M.

           WHEREAS, pursuant to a Joint Venture Agreement and certain related agreements dated March 29, 1983 (collectively, the "JNAI Agreement"), GBI's predecessor, Golden Bear Apparel International, Inc. ("Golden Bear Sub"), and HS&M's subsidiary, Seaford Clothing Co. ("HS&M Sub") formed a venture known as Jack Nicklaus Apparel International ("JNAI") to license third parties to develop and market certain apparel products bearing the "Golden Bear" and "Jack Nicklaus" trademarks outside of the United States, and to permit the transfer of certain manufacturing technologies and marketing know-how to its licensees;

           WHEREAS, the JNAI Agreement is due to expire on May 31, 1995;

           WHEREAS, pursuant to an Agreement dated March 29, 1983, as amended by letter dated July 9, 1987, countersigned July 17, 1987 (the "HS&M Agreement"), GBI's predecessor, Golden Bear, Inc. ("Golden Bear"), and HS&M have developed, manufactured, marketed and distributed certain apparel products bearing the "Golden Bear" and "Jack Nicklaus" trademarks in the United States;

           WHEREAS, the HS&M Agreement is due to expire on August 31, 1995;

           WHEREAS, pursuant to a Joint Venture Agreement dated July 1, 1987 (the "Warnaco Agreement"), GBI and Warnaco, Inc. ("Warnaco") have developed, manufactured, marketed and distributed a line of sportswear/active wear apparel bearing the "Golden Bear" and "Jack Nicklaus" trademarks in the United States, which line does not include golf apparel;

           WHEREAS, the Warnaco Agreement is due to expire on May 31, 1995;

           WHEREAS, pursuant to a Golf Apparel Agreement dated June 15, 1991, effective as of July 1, 1990 (the "Golf Apparel Agreement"), GBI and TAG, have developed, manufactured, marketed and distributed a line of golf apparel bearing the "Jack Nicklaus Signature" and "South Shore" trademarks which is sold in golf related channels in the United States;

           WHEREAS, GBI and Hartmarx desire to extend their relationship with respect to international licensing, tailored clothing and golf apparel, and to integrate the active wear business currently conducted by Warnaco into the apparel program developed

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under this Agreement upon the expiration or earlier termination of the Warnaco
Agreement;

           WHEREAS, GBI and Hartmarx desire to provide for certain modifications to the existing agreements with TAG and HS&M in order to reflect changes in the business plans adopted by the parties for the period from the date of this Agreement through the year 2000;

           NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

           1. DEFINITIONS. The parties agree that the terms set forth below shall have the definitions provided herein when used in this Agreement:

           (a) "APPAREL" shall mean, except as expressly provided to the contrary in this Master Agreement or in any Existing Agreement or Related Agreement, all items and forms of men's and women's casual, dress and tailored apparel, including, without limitation, knit and woven shirts/blouses, blazers, jackets, sport coats, suits, slacks, trousers, shorts and other bottoms, neckwear, rainwear (other than golf rainsuits), sweaters, fleecewear and hosiery. It is understood that accessory items such as shoes, wallets, jewelry and gloves and golf rainwear shall not be included within the definition of "apparel" under this Master Agreement, provided however, that the exclusion of such items shall not prevent the parties from agreeing upon the development of complementary lines of merchandise in such categories by including them in any Related Agreement or separate agreement with respect to such items.

           (b) "ENDORSED PRODUCTS" shall mean those items of apparel which bear any of the Trademarks or are marketed, advertised or promoted using any of the Trademarks, which are developed by the parties under this Master Agreement or any Related Agreement.

           (c) "EXISTING AGREEMENTS" shall mean, collectively, the JNAI Agreement, HS&M Agreement, Golf Apparel Agreement and Warnaco Agreement.

           (d)      "MASTER AGREEMENT" shall mean this Master Apparel Agreement.

           (e) "NEW JNAI AGREEMENT" shall mean that amended and restated Joint Venture Agreement referred to in Section 3, below, in the form of Exhibit "A" annexed hereto.

           (f) "NEW MENSWEAR AGREEMENT" shall mean that trademark license agreement referred to in Section 4, below, in the form of Exhibit "B" annexed hereto.

           (g) "RELATED AGREEMENTS" shall mean, collectively, the Existing Agreements, the New JNAI Agreement, the New Menswear Agreement and the Sportswear Agreement, as defined herein.

           (h) "SPORTSWEAR AGREEMENT" shall mean that trademark license agreement referred to in paragraph 5, below, in the form of Exhibit "C" annexed hereto.

           (i) "TERRITORY" shall, for purposes of this Agreement, be worldwide, it being the understanding and intention of the parties that the responsibilities of the parties with
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respect to particular parts of this overall territory shall be as more particularly described in the Related Agreements.

           (j) "TRADEMARKS" shall mean, collectively, those trademarks owned by GBI and associated by the public with Jack Nicklaus to the extent such trademarks are used in connection with apparel, except as otherwise provided in this Master Agreement or in any Related Agreement , and any subsequent trademarks adopted by GBI for use in connection with the sale of apparel under any Related Agreement with the agreement of the other parties to such agreement. Any one of such Trademarks may hereafter be referred to singularly as a "Trademark". Unless otherwise agreed by the parties, all Trademarks shall be owned by GBI, and neither TAG, HS&M or Hartmarx shall be required to authorize the use of any trademarks owned by them or their affiliates or licensed to any of them by third parties as Trademarks under this Master Agreement or any Related Agreement. Nothing herein contained shall be deemed to include within the definition of Trademarks any trademarks owned by Hartmarx, HS&M, TAG or any of their affiliates, or any trademarks licensed to them by third parties.

           2. GENERAL RESPONSIBILITIES OF THE PARTIES. Subject to the terms and conditions of this Master Agreement and the Related Agreements, GBI, TAG and HS&M hereby agree to cooperate in the development, production and distribution of coordinated lines of apparel to be marketed by TAG and HS&M under separate brands using the Trademarks. GBI shall be responsible for the development and adoption of the Trademarks, and GBI shall use its best efforts to provide such marketing support and such personal services of Jack Nicklaus as may be required in order to provide a unique identification for the apparel lines developed under this Master Agreement and the Related Agreements. TAG and HS&M shall be responsible for the manufacture, sourcing, distribution and marketing of the apparel lines developed by each of them as contemplated by this Master Agreement, and they shall be jointly responsible for developing and implementing international licensing and distribution programs throughout the Territory. In that regard, TAG and HS&M shall provide such funding, technical expertise and personnel as may be required to carry out the various apparel programs described in the Related Agreements. It is understood by GBI that TAG and HS&M may delegate their duties with respect to international licensing and distribution activities to Hartmarx International, Inc. ("HII"), an affiliated party owned and controlled by Hartmarx, provided that TAG and HS&M shall be solely responsible for payment of any compensation due to HII with respect to the services rendered to them. The delegation of responsibilities to HII with respect to international activities shall not relieve TAG or HS&M from their obligations to GBI under this Agreement or any Related Agreement with respect to such activities.

           3. INTERNATIONAL LICENSING PROGRAM. Subject to the termination rights provided in the JNAI Agreement, the parties have agreed to extend the term of JNAI, which is presently due to expire on May 31, 1995, through December 31, 2000. The parties agree that the terms of this Section 3 shall apply to their international licensing activities during the term of this Master Agreement.

           (a) Upon execution of this Master Agreement, GBI will execute, and HS&M will cause HS&M Sub to execute, an Amended and Restated Joint Venture Agreement
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in the form annexed hereto as Exhibit "A", which shall determine the rights of the parties during the period from the effective date of the New JNAI Agreement through December 31, 2000. All rights of the parties under the JNAI Agreement shall be merged into the New JNAI Agreement as of its effective date, and the New JNAI Agreement shall thereafter be controlling.

           (b) The parties further agree in principle to the renewal of the Jack Nicklaus Apparel International - Far East joint venture ("JNAI-FE") for the period from June 1, 1995, through December 31, 2000, subject to the conditions set forth in this subsection. GBI and HS&M shall use their best efforts to effect a mutually agreeable restructuring of JNAI-FE prior to renewal of the existing term in order to eliminate the current nominal participation of Asahi Chemical Industry Co., Ltd. ("Asahi"), and to provide for a mutually agreeable level of participation and royalty share for Kosugi Sangyo Co., Ltd. ("Kosugi").

           (c) The parties also agree in principle to the non-renewal of the existing license between JNAI and Asahi for the territory of Japan upon its expiration on May 31, 1995, and to negotiating a direct apparel license with Kosugi for such territory for the renewal term of JNAI. HS&M acknowledges that the termination of the Asahi license shall eliminate any participation by JNAI in those non-apparel product lines originally included in the Asahi license by special arrangement with Golden Bear, unless GBI and Kosugi agree to include such product lines in the new master license to be concluded between JNAI and Kosugi. GBI shall thereafter be free to license such products directly in its discretion, provided that GBI shall provide HS&M with a right of first negotiation to participate in any new opportunity to license such product lines in Japan, which right shall expire, but only with respect to those specific products offered, without further obligation to GBI unless the parties have concluded a written agreement with respect to such participation within sixty
(60) days of the date of HS&M's receipt of written notice of such licensing opportunity. The parties agree that the Kosugi license shall provide for payment to GBI of percentage marketing fees based upon wholesale shipments by Kosugi's sublicensees of Endorsed Products in Japan (the "Marketing Fees"), which fees are intended to capture for the benefit of GBI the difference between: (i) the projected annual spread between royalties paid to JNAI by Kosugi and its anticipated gross royalties from its sublicensees, and (ii) the projected local advertising and marketing expenses which Kosugi will be required to make on behalf of its sublicensees under the new JNAI-Kosugi agreement. GBI agrees to pay to HS&M Sub twenty-five percent (25%) of the Marketing Fees, if, as and when received by GBI from Kosugi, up to a limit of one million dollars
(U.S.$1,000,000) for any License Year, and to pay to HS&M Sub fifty percent (50%) of the Marketing Fees, if any, received by GBI from Kosugi in excess of one million dollars (U.S.$1,000,000) for any License Year.

           (d) It is the intention of the parties that the primary focus of JNAI's licensing activities during the term of this Master Agreement shall be the Asia-Pacific region, and that JNAI will cooperate with TAG in order to develop direct distribution of Endorsed Products by TAG in those territories initially assigned to TAG under the Sportswear Agreement. HS&M and TAG shall be jointly responsible for any conflicts with JNAI licensees created by direct sales authorized by JNAI outside of the territories of TAG and HS&M.
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           4. MENSWEAR PROGRAM. Subject to the termination rights provided in the HS&M Agreement, the parties have agreed to extend the term of their relationship under the HS&M Agreement, which is presently due to expire on August 31, 1995, through December 31, 2000. The parties agree that the terms of this Section 4 shall apply to their menswear program activities during the term of this Master Agreement.

           (a) Upon execution of this Master Agreement, GBI and HS&M will execute a New Menswear Agreement in the form annexed hereto as Exhibit "B", which shall determine the rights of the parties during the period from January 1, 1994, through December 31, 2000. In order to synchronize the fiscal year under the HS&M Agreement with the fiscal years applicable to all other Related Agreements, the parties agree that (i) the last fiscal year of the HS&M Agreement shall be that four (4) month period from September 1, 1993, to December 31, 1993, (ii) HS&M's obligations for payment of the Annual Retainer for the last fiscal year of the HS&M Agreement shall be reduced by two-thirds (2/3) to reflect the shortened fiscal period , (iii) the final Annual Retainer of twenty-seven thousand four hundred forty-nine dollars ($27,449) shall be paid in one (1) installment due on December 1, 1993, and (iv) HS&M will make its final annual accounting under the HS&M Agreement within sixty (60) days of December 31, 1993. All rights and obligations of the parties under the HS&M Agreement shall be merged into the New Menswear Agreement effective January 1, 1994, and the New Menswear Agreement shall thereafter be controlling.

           (b) The parties agree that the responsibility of HS&M under this Master Agreement shall be the development and marketing of a coordinated line of tailored and dress apparel using the Trademarks to complement the sportswear program to be developed by TAG as described in Section 5, below. HS&M shall consult with and provide support to JNAI in connection with opportunities for licensing or direct distribution of Endorsed Products developed by HS&M under this Master Agreement.

           (c) The parties agree that the HS&M Agreement, as amended, will continue in full force and effect through December 31, 1993, subject to the modifications set forth in this Section 4. HS&M acknowledges the succession of GBI to the interest of Golden Bear under the HS&M Agreement with the consent of HS&M, and the parties agree, as a result of such succession, that GBI has become a direct party to the HS&M Agreement. The parties further agree, based upon the mutually agreed role of HS&M in their overall business plan for Endorsed Products under this Master Agreement, that the activities of HS&M for the remainder of the term of the HS&M Agreement shall be limited to those items of apparel defined in the New Menswear Agreement, notwithstanding any broader definition of apparel included in the original definition under the HS&M Agreement. The exclusivity provisions contained in paragraphs 2 and 3 of the HS&M Agreement are hereby superceded by the terms of Section 16 of this Master Agreement, which shall hereafter bind GBI and HS&M in connection with their activities involving Endorsed Products under the HS&M Agreement.

           5. SPORTSWEAR PROGRAM. The parties have agreed to reorganize the business heretofore conducted under the Golf Apparel Agreement and the Warnaco Agreement as soon as reasonably practicable, and to authorize TAG to develop a comprehensive program for the design, manufacture and marketing of lines of men's
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and women's golf apparel, sportswear and active wear apparel throughout the
Territory. Upon termination of the present restrictions imposed by the Golf Apparel Agreement in the United States, Puerto Rico and Mexico, TAG will be authorized to integrate, replace and expand the sportswear business presently conducted by Warnaco and combine such business with the golf apparel business presently conducted by TAG. The parties agree that the terms of this Section 5 shall apply to their sportswear program activities during the term of this Master Agreement. The parties contemplate that the Golf Apparel Agreement will be terminated as of January 1, 1994 and that the Warnaco Agreement will continue for the remainder of its term; however, in the event of an earlier termination or abandonment of the rights of Warnaco, the Sportswear Agreement shall become fully effective in the territories and channels currently held by Warnaco as set forth therein.

           (a) Upon execution of this Master Agreement, GBI and TAG will execute a Sportswear Agreement in the form annexed hereto as Exhibit "C", which shall determine the rights of the parties during the period from its Effective Date through December 31, 2000. All rights of the parties under the Golf Apparel Agreement shall be merged into the Sportswear Agreement as of its Effective Date, and the Sportswear Agreement shall thereafter be controlling subject to the transition provisions set forth therein.

           (b) Commencing as of the effective date of this Agreement, TAG will commence direct distribution of an integrated apparel line outside of the United States, Puerto Rico and Mexico in support of the licensing activities of JNAI as provided in Section 3(d), above, and TAG will aggressively pursue potential export sales and licensing programs of sportswear products to Europe, Canada, Central America (except Mexico) and South America, which sales will include products and channels not currently authorized to TAG domestically under the Golf Apparel Agreement. It is understood that all such sales made through December 31, 1993, shall be subject to the terms and conditions set forth for the "Signature Products" in the Golf Apparel Agreement, and that royalties shall be payable to GBI with respect to all such sales as provided in Subsection 10 of the Golf Apparel Agreement. TAG shall assume direct sale responsibility for exports to Mexico upon termination of Warnaco's license for such territory under the terms described in the Sportswear Agreement.

           (c) The parties agree that the existing Golf Apparel Agreement will continue in full force and effect through the Effective Date of the Sportswear Agreement, subject to the modifications set forth in this Section 5. TAG acknowledges that, pending termination and release of the rights of Warnaco as a licensee under the Warnaco Agreement, TAG shall abide in all respects by the restrictions imposed by the Golf Apparel Agreement with respect to licensed products and channels of distribution within the United States, Puerto Rico and Mexico in order to avoid any conflicts between GBI and Warnaco. Except for such restrictions on products and channels, the exclusivity provisions contained in paragraph 5 of the Golf Apparel Agreement are hereby superceded by the terms of
Section 16 of this Master Agreement, which shall hereafter bind GBI and TAG in connection with their activities involving Endorsed Products.

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           6. TERM OF MASTER AGREEMENT. The Initial Term of this Master
Agreement shall commence on the date set forth above and shall expire on December 31, 2000, unless earlier terminated as provided in Section 17, below. Upon expiration of the Initial Term, this Master Agreement may be renewed for successive Renewal Terms of five (5) years each by mutual agreement in writing by the parties, which agreement shall include any agreed modifications of this Master Agreement and/or any of the Related Agreements to be effective during such Renewal Term. In order to allow the parties sufficient time to determine their business plans in the event of a non-renewal of this Agreement, the parties agree that their representatives will enter into good faith discussions during the period from September 1 through December 31, 1999, for the purpose of reviewing the performance of the apparel programs developed under this Master Agreement and determining their mutual interest in renewing this Master Agreement and any Related Agreements then in effect. It is understood that such discussions shall not be required in the event that either party is then in default under this Master Agreement or any Related Agreement, or if any party has given express written notice of its intention not to renew prior to the time scheduled for such meetings. If the parties are unable to reach a mutual written agreement regarding the renewal of this Master Agreement on or before the conclusion of such period, it is understood and agreed that, during the remainder of the term of this Master Agreement: (i) HS&M and TAG may take such steps as may reasonably be required to wind up their business under any Related Agreement not renewed by the parties, including reduction of inventories, orders and marketing efforts, and such steps shall not be deemed a breach of such parties' obligations to GBI under the Related Agreements, and (ii) GBI may conduct discussions and negotiations, and conclude such agreements, with such other prospective apparel licensees as GBI may deem appropriate in order to carry on the business developed under this Master Agreement, and such actions shall not be deemed a breach of GBI's obligations under this Master Agreement. If required in order to meet sales and delivery requirements for the Spring 2001 apparel season, GBI may authorize a successor licensee to announce lines, source product, take orders and handle shipments of apparel products for such season prior to the expiration of this Agreement, provided that GBI acknowledges and agrees that it will not authorize any marketing or sales of such apparel products to the public prior to December 31, 2000.

           7. NICKLAUS SERVICES. It is understood that the primary goal of the parties under this Master Agreement is the development of a coordinated apparel brand image endorsed by and associated with the image of Jack Nicklaus. In order to carry out such goal, GBI agrees that TAG and HS&M may require the personal services of Jack Nicklaus as a model and spokesman for the various apparel programs contemplated by this Master Agreement, and that GBI shall provide such services subject to the terms and conditions of the Related Agreements. Notwithstanding the foregoing, or any termination right which may heretofore have existed under any of the Existing Agreements, Hartmarx, TAG and HS&M acknowledge that the continuing ability of GBI to furnish the personal services of Jack Nicklaus shall no longer be a condition to the obligations of TAG, HS&M or any affiliate under any Related Agreement, so long as Jack Nicklaus does not:
(i) take any action to withdraw his personal endorsement of the Endorsed Products (ii) contest the right of GBI to license the Trademarks or provide such endorsement pursuant to the Related Agreements, or (iii) grant his personal
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endorsement to, or render promotional services in connection with, any product which, if licensed by GBI, would result in a violation of the exclusivity provisions of Section 16, below. In the event of the death, disability or retirement of Jack Nicklaus during the term of this Master Agreement, none of the Related Agreements will be terminated by either party for such cause, and the parties will consult with one another as soon as reasonably practicable in order to adopt a strategy to minimize the impact of such event upon the goodwill represented by the Trademarks and the Endorsed Products. In any such event, GBI will use its best efforts to provide additional marketing support to TAG, HS&M and their affiliates in order to confirm the association of Jack Nicklaus with the Trademarks and Endorsed Products.

           8. ACTIVITIES OF DESIGN STUDIO. Commencing with the date of this Agreement, the parties shall establish a working group under the direction of TAG to be known as the "Jack Nicklaus International Design Studio", which will be dedicated to the development of comprehensive lines of Endorsed Products to be marketed by TAG and the licensees of JNAI under the Trademarks and coordinated marketing and advertising direction and support throughout the Territory. The purpose of the Design Studio will be to provide designs and consulting services as required by the parties to establish and support distinctive brand identities for the "Nicklaus", "Jack Nicklaus Signature" and "Golden Bear", brands (and such other brands as may be created by agreement of the parties under this Agreement or any Related Agreement), to create a range of complementary Endorsed Products to be sold under such brands, and to support the efforts of JNAI to create a unified identity for such brands among its licensees throughout the Territory. It is intended that the Design Studio will actively pursue and interpret evolving design concepts, fashion trends and advertising concepts on a global basis in order to provide the Endorsed Products with a leadership position within their respective product lines. Although TAG will be primarily responsible for the operation of the Design Studio, HS&M will contribute designs and consulting services as required to support the licensing of tailored clothing by JNAI as part of a coordinated apparel line. TAG and
HS&M shall use their best efforts to avoid duplication or imitation of designs developed by the Design Studio in their other lines of apparel. JNAI shall hire a design coordinator to work one-half (1/2) time with the Design Studio and JNAI's licensees as described in Part I of the job description annexed hereto as Exhibit "D" and one-half (1/2) time with the Design Studio, TAG and its distributors as set forth in Part II of such job description. The parties agree that one-half (1/2) of the salary, benefits and reasonable travel and entertainment expenses of such design coordinator shall be borne by JNAI. All other direct and indirect overhead and expenses of the Design Studio will be borne by HS&M and allocated among its affiliates as part of their responsibilities under the HS&M Agreement, the New Menswear Agreement, the Golf Apparel Agreement, or the Sportswear Agreement, and none of such costs shall be allocated to GBI under the JNAI Agreement.

           9. JACK NICKLAUS SHOP. HS&M shall be responsible for establishing, financing and managing a retail operation to be known as the "Jack Nicklaus Shop", which shall be opened at a location to be mutually approved by the parties on or before December 31, 1995. The sole and exclusive purpose of this facility shall be to present and promote a comprehensive collection of the Endorsed Products to customers in an
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attractive setting dedicated to the marketing of brands established under this
Master Agreement and such complementary products from the "Jack Nicklaus Collection" catalog (the "Catalog") and from other licensees of GBI as the parties may mutually agree upon, provided however, that HS&M shall not be required to market apparel products produced by Warnaco prior to the termination of the Warnaco Agreement or apparel products sourced by the Catalog from unaffiliated apparel manufacturers. The responsibility for merchandising the Jack Nicklaus Shop shall be HS&M's and TAG's.

           (a) The parties anticipate that the prototype Jack Nicklaus Shop will be a free-standing retail store consisting of between fifteen hundred (1,500) and two thousand (2,000) square feet, devoted exclusively to the display and sale of Endorsed Products. GBI and HS&M hereby agree that GBI will license, and HS&M will make specific use of, the name, likeness and signature of Jack Nicklaus in the identification and promotion of the Jack Nicklaus Shop, and GBI agrees to consult with HS&M concerning appropriate uses of the endorsement of and trademarks associated with Jack Nicklaus in order to carry out such intention. HS&M acknowledges that GBI shall have the right to approve all uses of the name, likeness, and signature of Jack Nicklaus and all related trademarks and endorsement materials, in connection with the prototype Jack Nicklaus Shop. GBI shall also have the right to approve of all advertising and promotional activities developed by HS&M or its agents in connection with the marketing of the Jack Nicklaus Shops. GBI's approvals hereunder shall not be unreasonably withheld or delayed with respect to proposed activities which are consistent with the standards of quality heretofore established by GBI for advertising and promotion of the Endorsed Products under the Related Agreements. HS&M and GBI shall consult on a regular basis concerning the proposed uses of the name, likeness and signature of Jack Nicklaus and all related trademark and endorsement materials as well as the advertising and promotional activities in connection with the Jack Nicklaus Shops. GBI shall be deemed to have approved any advertising or promotional material submitted by HS&M for GBI's approval hereunder unless GBI has raised specific objections to such material within fifteen (15) days after such submission.

           (b) In the event that the prototype Jack Nicklaus Shop opened by HS&M under this Agreement is successful in achieving profitable operations reasonably acceptable to the parties hereto, HS&M has committed to open two (2) additional shops at locations to be mutually agreed by the parties. The requirements of the parties with respect to such additional shops will be determined by the parties after review of the operations of the prototype and incorporated in license agreements for such additional shops. In the event that the prototype Jack Nicklaus Shop operates at a significant loss at the gross profit line (before allocation of G&A expenses), the parties will make a mutual determination as to the terms on which such operation will be continued or phased out. If the parties are unable to agree upon such terms, HS&M shall have a reasonable opportunity to wind up its business at the prototype shop and shall have no further obligation to open additional locations. In such event, GBI shall be free thereafter to use or otherwise license any trademark rights established hereunder in connection with the Jack Nicklaus Shop.

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           (c) It is understood and agreed that GBI, as the owner and licensor of the Trademarks, shall have the right to approve the layout, fixtures and furnishings, and all other aspects of the prototype Jack Nicklaus Shop which are material to its operation in order to establish a standard of quality for use of the endorsement and service mark "Jack Nicklaus" as the identifying characteristic of such facility. It is understood that GBI shall be the sole owner of any trademark or service mark rights developed as a result of the operation of the prototype shop, and that all future Jack Nicklaus Shops shall be opened only under license from GBI. GBI agrees that, unless the prototype shop is abandoned as provided in subsection (b), above, JNAI will have a non-exclusive license during the term of its agreements to establish Jack Nicklaus Shops within the territory of any then-active licensee of JNAI, with the right to sublicense such operations to such licensees on such terms as the parties may determine.

           10. AFFILIATED PARTY TRANSACTIONS. The parties acknowledge and agree that the compensation payable to GBI, TAG, HS&M and their affiliates in connection with the activities contemplated by this Master Agreement shall be determined by wholesale transactions involving the Endorsed Products in accordance with the Related Agreements. The parties further contemplate that HS&M and TAG, as distributors of Endorsed Products, may engage in intercompany sales with each other or to any other affiliated parties. The parties agree that HS&M and TAG shall be entitled to make sales of Endorsed Products to each other or to any other affiliated parties within the territories defined by their agreements with GBI, without prior notice to or approval by GBI. All such sales shall be made at a BONA FIDE wholesale price and on terms which shall be no more favorable than those available to unaffiliated third parties for sales involving comparable quantities and terms. Notwithstanding the foregoing, in the event HS&M and/or TAG make intercompany sales of Endorsed Products to each other or other affiliates, the royalty payable by the selling party on such intercompany sales under the applicable Related Agreement shall be computed and reported to GBI as though such sales were made at a BONA FIDE wholesale price, regardless of the actual invoice price of such Endorsed Products.

           11. COOPERATION WITH OTHER LICENSEES; PREMIUM SALES. HS&M and TAG hereby acknowledge that licensing of the endorsement of the Jack Nicklaus, Golden Bear and related trademarks and service marks forms a substantial and valuable part of the business of GBI, and that the marketing and promotional services provided by GBI are an integral part of such business. The parties further acknowledge the importance of GBI's apparel programs to its overall marketing and licensing activities. TAG and HS&M agree to use their best efforts to coordinate the marketing of apparel under this Master Agreement and the Related Agreements with the other marketing and licensing activities of GBI in order to maximize brand awareness and maintain the quality image associated with the Trademarks.

           (a) As the primary apparel licensees of GBI, TAG and HS&M agree to cooperate with GBI and its other licensees in the development of joint advertising, marketing and/or cross-promotional activities involving the Endorsed Products for their mutual benefit. In addition to such joint marketing activities, TAG acknowledges that certain clients and licensees of GBI may operate retail golf shops in connection with golf courses designed by GBI or teaching and practice facilities licensed by GBI, and that GBI has an interest in assuring a reasonable supply of appropriate Endorsed Products to such shops as part of its marketing relationship with such parties. TAG agrees to use its best efforts to supply such customers with reasonable commercial quantities of Endorsed Products for such purposes, including custom embroidered products approved by GBI, at prices and terms comparable to those available to other purchasers for similar items and quantities of the Endorsed Products and subject to TAG's then prevailing credit requirements and general sales policies.

           (b) TAG and HS&M acknowledge that control of premium sales of the Endorsed Products is essential to GBI in order to avoid the use of such Endorsed Products in unauthorized promotions which attempt to imply the endorsement of GBI or Jack Nicklaus for entities, products or services which are not endorsed by such parties. For that reason, neither TAG nor HS&M, nor any of their affiliates shall, without the prior written consent of GBI, offer Endorsed Products for sale through any channel of distribution where such products are to be used as a part of a premium promotion or "traffic builder" program designed to induce the consumer-purchaser either: (i) to come to or contact a certain place of business under circumstances where the seller is interested primarily in selling or exposing such consumer to products or services other than the Endorsed Products; or (ii) to purchase a service or product other than the Endorsed Products.

           (c) The parties agree that the ability for GBI to include Endorsed Products as high quality premium items in connection with marketing and promotional programs developed by GBI for its affiliates and clients is a critical adjunct to GBI's marketing efforts. In the event that GBI desires to acquire Endorsed Products to be used as premium items in connection with marketing or promotional programs authorized by GBI, GBI shall consult with TAG and HS&M regarding the proposed activities and cross-promotional opportunities for such parties. Unless the party consulted by GBI reasonably believes that a proposed program will have a material adverse impact upon sales of Endorsed Products through its normal channels, such party shall provide GBI or its designees with reasonable commercial quantities of Endorsed Products for such purposes at prices and terms comparable to those available to other purchasers for similar items and quantities of the Endorsed Products.

           12. TRADEMARK RIGHTS. GBI hereby represents and warrants that it has the full right, power and authority to license the Trademarks and the likeness, other identifying characteristics and endorsement of Jack Nicklaus (the "Nicklaus Endorsement") as provided in this Agreement and the Related Agreements. TAG, HS&M and Hartmarx acknowledge that GBI is and shall be the sole and exclusive owner of the entire right, title and interest in and to the Trademarks and Nicklaus Endorsement, and that all rights arising out of the use of any of the Trademarks by TAG, HS&M and/or their affiliates under this Master Agreement and the Related Agreements shall inure to the sole and exclusive benefit of GBI. TAG, HS&M and Hartmarx covenant and agree that neither they nor any of their affiliates shall contest, either directly or indirectly, GBI's exclusive right, title and interest in and to the Trademarks or Nicklaus Endorsement, which covenant shall survive the termination of this Master Agreement or any Related Agreement. It is understood that TAG and

HS&M shall be responsible in each case for giving GBI reasonable prior notice of any proposed activities in any jurisdiction outside of the United States which require use of a Trademark which has not theretofore been used in such jurisdiction, and the parties intending to make such use shall be responsible for contributing one-half (1/2) of the expenses of registration of the Trademark for such intended use. GBI shall not be responsible for any loss or liability incurred for trademark infringement as a result of any other party's distribution of Endorsed Products prior to confirmation by GBI that no conflict exists in such jurisdiction with respect to the proposed use of such Trademark. In the event that any person not authorized by GBI asserts any interest in a Trademark or in any similar or conflicting trademark under the trademark laws or regulations of a jurisdiction outside of the United States, the parties affected by such situation shall reach a mutual determination as to their common business interest in defending GBI's ownership rights in its Trademark or resolving any conflict with the other trademark based upon the proposed activities to be conducted in such jurisdiction under this Agreement or any Related Agreement. If the affected parties determine to proceed with their proposed activities, GBI shall use its best efforts to secure the trademark rights required for the proposed activities in such jurisdiction, provided that the other parties affected will contribute one-half (1/2) of the reasonable expenses and attorneys' fees required by GBI to secure such rights. Notwithstanding the foregoing, it is understood that GBI, as the sole owner of the Trademarks, reserves the right to take such action at its sole cost and expense as it may deem prudent in order to protect its trademark rights in any part of the Territory.

           13. INDEMNIFICATION OF GBI. As a further inducement to GBI to enter into the relationships contemplated by this Master Agreement and the Related Agreements, TAG and HS&M, jointly and severally (the "Indemnitors") shall provide the following indemnification rights to GBI and its officers, directors, employees and agents, including, without limitation, Jack Nicklaus (collectively, the "GBI Indemnified Parties"):

           (a) The Indemnitors shall indemnify and hold harmless the GBI Indemnified Parties and each of them from any and all liability arising out of any suit, action, legal proceeding, investigation, claim, or demand of whatever kind or character based upon:

              (i) any alleged defect in the design or manufacture of the Endorsed Products;

             (ii) any alleged infringement or unauthorized use of any patents, copyrights, trademarks (other than the Trademarks), or any other proprietary rights owned, used, or controlled by third parties arising out of or in connection with the manufacture, sale and/or distribution of Endorsed Products; or

            (iii) any violation of any applicable law or regulation, tortious act, misrepresentation, or breach of contract committed by or on behalf of any party licensed by GBI under the Related Agreements (specifically excluding, however, the Warnaco Agreement) which arises out of or in connection with the manufacture, sale, distribution or advertising of Endorsed Products, except to the extent such matters arise from the negligence or willful misconduct of GBI or Jack Nicklaus; or

             (iv) any violation of any warranty, representation, or covenant of the Indemnitors under this Master Agreement or of any of their affiliates under any Related Agreement (specifically excluding, however, the Warnaco Agreement).

The agreement to indemnify and hold harmless from liability set forth herein shall include, without limitation, all damages, interests, reasonable attorneys' fees, costs, and reasonable expenses which may be levied against or incurred by the GBI Indemnified Parties, and each of them, in connection with any suit, action, legal proceeding, claim, or demand.

           (b) The Indemnitors shall be solely responsible for the acts and omissions of those third parties who contract with them and/or their affiliates in connection with the manufacture, distribution, and marketing of the Endorsed Products, or any component thereof, and the Indemnitors shall indemnify the GBI Indemnified Parties for any loss occasioned by claims made by such third parties against them, except to the extent that such matters arise from the negligence or willful misconduct of GBI or Jack Nicklaus.

           (c) The GBI Indemnified Parties shall notify the Indemnitors promptly in writing of any claim against them hereunder for which they seek indemnity and the Indemnitors shall have the sole right to defend or settle such claim in their sole discretion.

           (d) The provisions of this Section 13 shall survive any termination of this Master Agreement or of any Related Agreement, regardless of cause, and inure to the benefit of the GBI Indemnified Parties with respect to any matter arising out of the performance of this Master Agreement or any Related Agreement (specifically excluding, however, the Warnaco Agreement) prior to such termination and during any authorized period for liquidation of the underlying business activities.

           (e) Hartmarx hereby agrees to guarantee the performance of the Indemnitors to the GBI Indemnified Parties under this Section 13, which obligation shall be immediately and absolutely effective upon any failure by the Indemnitors to respond to any claim made by a party indemnified hereunder and shall not require any GBI Indemnified Party to institute any legal proceedings against the Indemnitors to compel their performance or to recover damages for their failure to perform.

           14. INDEMNIFICATION OF HARTMARX AFFILIATES. As a further inducement to TAG, HS&M and their affiliates to enter into the relationships contemplated by this Master Agreement and the Related Agreements, GBI shall provide the following indemnification rights to TAG, HS&M, Hartmarx and their affiliates, and their respective officers, directors, employees and agents (collectively, the "Hartmarx Indemnified Parties"):

           (a) GBI shall indemnify and hold harmless the Hartmarx Indemnified Parties and each of them from any and all liability arising out of any suit, action, legal proceeding, investigation, claim, or demand of whatever kind or character based upon:

             (i) any claims of third parties that a use of the Trademarks by an Hartmarx Indemnified Party authorized by GBI under this Agreement or any Related Agreement infringes a previously registered trademark right of such third party or any common law right licensed to such party by GBI or Jack Nicklaus, provided however, that such indemnity shall not apply to any expenses undertaken under Section 12, above, with respect to trademark disputes arising out of actions jointly approved by the parties; or

            (ii) any violation of any applicable law or regulation, tortious act, misrepresentation, or breach of contract committed by or on behalf of GBI or Jack Nicklaus under the Related Agreements (specifically excluding, however, the Warnaco Agreement), which arises out of or in connection with the GBI's licensing of the Trademarks, except to the extent such matters arise from the negligence or willful misconduct of a party affiliated with TAG, HS&M or Hartmarx; or

            (iii) any violation of any warranty, representation, or covenant of GBI under this Master Agreement or under any Related Agreement.

The agreement to indemnify and hold harmless from liability set forth herein shall include, without limitation, all damages, interests, reasonable attorneys' fees, costs, and reasonable expenses which may be levied against or incurred by the Hartmarx Indemnified Parties, and each of them, in connection with any suit, action, legal proceeding, claim, or demand.

           (b) GBI shall indemnify the Hartmarx Indemnified Parties for any loss occasioned by claims made against them by third parties as a result of any contractual obligation undertaken by GBI and/or its affiliates to such third parties outside of the scope of this Agreement or unauthorized commitment made to such third parties with respect to the apparel business conducted under this Agreement, except to the extent that such matters arise from the negligence or willful misconduct of a party affiliated with TAG, HS&M or Hartmarx.

           (c) The Hartmarx Indemnified Parties shall notify GBI promptly in writing of any claim against them hereunder for which they seek indemnity and GBI shall have the sole right to defend or settle such claim in its sole discretion.

           (d) The provisions of this Section 14 shall survive any termination of this Master Agreement or of any Related Agreement, regardless of cause, and inure to the benefit of the Hartmarx Indemnified Parties with respect to any matter arising out of the performance of this Master Agreement or any Related Agreement (specifically excluding, however, the Warnaco Agreement) prior to such termination and during any authorized period for liquidation of the underlying business activities.

           (e) The indemnification provided under clause 14(a)(i), above, shall not apply to any legal fees or expenses to be incurred jointly by the parties under Section 12 of this Agreement in the event GBI is required to quiet title to any Trademark under the laws of any jurisdiction outside of the United States in order to protect the interests of the parties under this Master Agreement or any Related Agreement, including any legal or administrative opposition, cancellation or similar proceedings with respect to trademarks registered by third parties which allegedly conflict with the Trademarks.

           15. ASSIGNMENT. The following restrictions shall apply to any assignment or attempted assignment of this Master Agreement, including assignments by operation of law:

           (a) Neither this Master Agreement nor any rights hereunder may be assigned, directly or indirectly, by TAG or HS&M in whole or in part without the prior written consent of GBI as provided herein. For purposes of this Section 15, the acquisition by any party of voting securities sufficient to elect a majority of the Board of Directors of either of TAG or HS&M shall be deemed an indirect assignment of this Master Agreement. GBI hereby agrees that it will not unreasonably deny its consent to any assignment by TAG or HS&M hereunder, provided that (i) such assignment is made as part of a transfer of all or substantially all of the business conducted by the parties under this Master Agreement to a single transferee or affiliated group of transferees under common ownership and control, (ii) the transferee is a firm of comparable or greater financial strength with experience in the apparel industry, and (iii) the principals of the transferee provide GBI with reasonable assurances regarding their intention to maintain the quality of the Endorsed Products and corporate support for the apparel programs developed under the Related Agreements.

           (b) Neither this Master Agreement nor any rights hereunder (other than the right to receive payments due to GBI hereunder) may be assigned, directly or indirectly, by GBI in whole or in part without the prior written consent of TAG, HS&M and Hartmarx as provided herein. For purposes of this
Section 15, the acquisition by any party of a number of shares of GBI sufficient to elect a majority of its Board of Directors shall be deemed an indirect assignment of this Master Agreement. TAG, HS&M and Hartmarx hereby agree that they will not unreasonably deny their consent to any assignment by GBI hereunder, provided that (i) such assignment is made as part of a transfer of all or substantially all of the Trademarks and related rights of GBI in the endorsement of Jack Nicklaus, (ii) the transferee is an affiliate of Jack Nicklaus or his immediate family, and (iii) unless Jack Nicklaus retains control of the transferee, the principals of the transferee provide TAG, HS&M and Hartmarx with reasonable assurances regarding the continued association of Jack Nicklaus with the Endorsed Products and their corporate support for the apparel programs developed under the Related Agreements.

           (c) In the event of any direct or indirect assignment subject to this
Section 15, the assignor shall provide written notice to the other party of the proposed or actual assignment as soon as reasonably practicable, which notice shall identify the transferee and its principals and describe the details of the assignment and any related transactions. A party whose consent is required under this paragraph shall have ninety (90) days from the date it actually receives written notice of an assignment in order to determine whether or not to consent to such assignment. The failure of a party to object in writing during such ninety (90) day period shall be deemed a consent to the assignment. The failure of a party to give notice of an assignment of this Master Agreement shall not affect the rights of the other party to object to such assignment at any time and to invoke any other remedies which may be available to such party as a result of the failure to obtain such party's consent to the assignment as required hereunder.

           16. EXCLUSIVITY. Except for the rights of Warnaco under the present Warnaco Agreement, GBI hereby agrees that during the term of this Master Agreement, it will not, directly or indirectly, license any of the Trademarks to any person for, or otherwise
                                    Page 15

participate in, any apparel programs other than those described in the Related Agreements involving the sale within the Territory of items of apparel of the same types as the Endorsed Products, provided however, that such covenant shall not restrict GBI from development and/or marketing of specialty apparel products through GBI's Catalog business under the terms set forth herein. GBI shall provide TAG or HS&M with a right of first refusal to supply any apparel products to be marketed through its catalog business which are customarily handled by such parties. It is understood that GBI shall be entitled to develop and retain exclusive rights in Trademarks associated with GBI which do not include the name or signature of Jack Nicklaus, or the Golden Bear name or logo, or otherwise conflict with any brand expressly licensed to TAG or HS&M under the Related Agreements. It is further understood that the participation of GBI in the development or marketing of apparel products as an agent or marketing representative for any athlete other than Jack Nicklaus who is represented by GBI (including its Golden Bear Sports Management division) shall not be deemed a violation of this Section 16. Neither this Master Agreement nor any Related Agreement shall restrict GBI from participating in the sale within the Territory of any products not included within the definition of apparel under such terms and with such third parties as GBI may deem appropriate in its sole discretion. HS&M and TAG agree that, except for the "Bobby Jones" apparel program currently administered by affiliates of HS&M and TAG and such future programs as may be developed by mutual agreement with GBI, neither TAG nor HS&M, nor any of their affiliates, shall participate in any apparel program which sells apparel items of the same type as the Endorsed Products within the Territory using the name or endorsement of, or any trademarks associated with, any professional golfer other than Jack Nicklaus. GBI acknowledges that Bobby Jones' use of other recognized professional golfers to promote the Bobby Jones line, under "staff pro" agreements which require the use and endorsement of such apparel by such golfers without modification of the Bobby Jones trademarks or identification, shall not be prohibited by this Section. Hartmarx further agrees that, on or before the effective date of the Sportswear Agreement, TAG will wind up its current sales of sportswear under the "Sans-A-Belt Golf" and "South Shore" labels, and that TAG, HS&M and their affiliates will not thereafter market any golf related sportswear during the term of the Sportswear Agreement except as provided therein without the prior express written consent of GBI. The parties acknowledge that any trademarks hereafter used by TAG, HS&M or their affiliates during the term of this Master Agreement for sportswear distributed through the "Golf Specialty Channels" (as defined in the Sportswear Agreement) shall be deemed to be Trademarks owned and licensed by GBI under this Agreement, such Trademarks may be registered by GBI in its own name subject to the licenses described in this Agreement, and such sportswear shall be considered "Endorsed Products" subject to the requirements of the Sportswear Agreement, unless otherwise expressly agreed in writing to the contrary by GBI at the time such trademarks are adopted. Notwithstanding the foregoing, HS&M's affiliates shall continue to be free to conduct the development, marketing and distribution of their Bobby Jones apparel line throughout the Territory or in any portion thereof as they deem appropriate, provided that HS&M and TAG shall at all times continue to devote their best efforts to the activities contemplated by this Master Agreement and the Related Agreements regardless of their involvement in the Bobby Jones line.

           17. TERMINATION. In the event either party validly exercises a right to terminate any of the Related Agreements in accordance with its terms, such party shall have the option to terminate this Master Agreement upon ninety
(90) days written notice to the other party. In addition to the foregoing:

           (a) GBI shall have the right to terminate this Master Agreement by written notice to TAG and HS&M in the event that either of them shall: (i) fail to observe or perform any covenant, agreement or obligation under this Master Agreement, unless such failure is remedied or remedy commenced within thirty
(30) days of such notice and continuously pursued to the reasonable satisfaction of GBI; (ii) violate the assignment provisions of paragraph 15, above; (iii) directly or indirectly, or if any affiliate of either of them shall, contest GBI's ownership of any Trademark, or shall take any action to the prejudice of GBI's interests as the sole and exclusive owner of the Trademarks; (iv) institute proceedings under any bankruptcy or insolvency law or other law for the benefit of creditors or the relief of debtors; (v) have involuntary bankruptcy proceedings commenced against them and such proceedings are not dismissed within sixty (60) days of the commencement thereof; (vi) have a receiver appointed for all or substantially all of its assets in general or of the assets used in carrying out its obligations under this Master Agreement, which appointment is not terminated within sixty (60) days; (vii) be adjudicated bankrupt or insolvent.

           (b) TAG and HS&M shall have the right, by mutual consent, to terminate this Master Agreement by written notice to GBI in the event that (i) GBI shall fail to observe or perform any covenant, agreement or obligation under this Master Agreement, unless such failure is remedied or remedy commenced within thirty (30) days of such notice and continuously pursued to the reasonable satisfaction of TAG and HS&M; (ii) GBI shall violate the assignment provisions of paragraph 15, above; (iii) the rights of GBI to license the Trademarks or provide the endorsement of Jack Nicklaus are terminated or materially reduced, voluntarily or by operation of law, unless such termination results from an action or omission by an affiliate of TAG or HS&M; (iv) proceedings are instituted by GBI under any bankruptcy or insolvency law or other law for the benefit of creditors or the relief of debtors; (v) involuntary bankruptcy proceedings are commenced against GBI and such proceedings are not dismissed within sixty (60) days of the commencement thereof; (vi) GBI shall have a receiver appointed for all or substantially all of its assets in general or of the assets used in carrying out its obligations under this Master Agreement, which appointment is not terminated within sixty (60) days; (vii) GBI shall be adjudicated bankrupt or insolvent.

Any permitted termination of this Master Agreement by a party shall simultaneously terminate any of the Related Agreements then in effect, subject to the requirements of any of such Related Agreements with respect to the orderly winding up of the business upon termination. After termination of this Master Agreement and discharge of any post termination requirements of the Related Agreements, neither party shall have any further responsibilities to the other with respect to the subject matter of this Master Agreement, provided however, that such termination shall not release any party from liabilities hereunder incurred prior to the effective date of such termination. Notwithstanding any post-termination obligations of the parties under the Related Agreements, each party shall be free to pursue alternative apparel programs after termination of this Master Agreement, either alone or by agreement with such persons as either party may deem appropriate in its sole discretion.

           18. RELATIONSHIP OF THE PARTIES. The parties agree that nothing in this Master Agreement or any Related Agreement shall be deemed to create or constitute a partnership, joint venture, or agency relationship between GBI, TAG and HS&M, or to authorize any of such parties to bind or commit the other in or to any matter, cause or thing whatsoever without the prior express written consent of the party to be so bound or committed. It is understood that GBI, TAG and HS&M are acting as independent contractors which have undertaken certain obligations to each other under this Master Agreement, notwithstanding any other relationship which may exist between GBI and such parties or their affiliates under any Related Agreement, and each party to this Master Agreement shall be solely responsible for the manner and method of its performance of such obligations and for the acts of its employees and agents in connection therewith.

           19. NO WAIVER; REMEDIES. The failure of either party at any time or times to demand strict performance by the other party or its affiliates of any of the terms, covenants, or conditions set forth in this Master Agreement or any Related Agreement shall not be construed as a continuing waiver or relinquishment thereof, and the aggrieved party may at any time demand strict and complete performance by the other party and its affiliates of said terms, covenants, and conditions. No right or remedy conferred upon or reserved to a party in this Master Agreement or any Related Agreement is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any right or remedy given hereunder, or now or hereafter existing at law or in equity or by statute.

           20. NOTICES. All payments and notices hereunder shall be made and given to the parties at their respective addresses set forth at the beginning hereof, or at such other address as any party may specify for itself in a written notice given to the other parties, by certified mail or express delivery, and such notices shall be deemed given when deposited in the United States Mail or delivered by express delivery, as the case may be. A copy of any notice sent to HS&M, TAG or Hartmarx hereunder shall be sent in like manner to Hartmarx Corporation, 101 North Wacker Drive, Chicago, Illinois 60606,
Attention: General Counsel.

           21. CHOICE OF LAW. The parties agree that all matters regarding the construction or enforcement of this Master Agreement shall be governed by the internal laws of the State of Florida, without regard to choice of law principles which might otherwise be applied.

           22.      MISCELLANEOUS.

           (a) This Master Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and no provisions of this Master Agreement may be changed or modified except in writing, signed by the parties hereto. The parties acknowledge that there are no representations, warranties, promises or undertakings between them other than those contained in this Master Agreement or the Related Agreements.

           (b) This Master Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

           (c) This Master Agreement supersedes any and all previous agreements between GBI, TAG, HS&M, and Hartmarx, and their affiliates with respect to the subject matter hereof, provided however, that the rights and obligations of the parties under the JNAI Agreement, the HS&M Agreement and the Golf Apparel Agreement shall survive the execution and delivery of this Master Agreement to the extent provided, and subject to those specific amendments referenced, in Sections 3, 4 and 5, above.

           (d) The parties acknowledge that the section titles have been inserted for ease of reference only, and that such titles shall not be used in the construction of this Master Agreement.



           IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals as of the date first set forth above.

GOLDEN BEAR INTERNATIONAL, INC.                  HARTMARX CORPORATION




By: /s/ Illegible                                By: /s/ Homi Patel
   ----------------------------                     -------------------------
   Title: President                                 Title: Homi Patel
   Its Authorized Officer                           Its Authorized Officer


JAYMAR-RUBY, INC. t/a                           HART SCHAFFNER & MARX
   TRANS-APPAREL GROUP,



By: /s/ Illegible                               By: /s/ Illegible
   ---------------------------                     --------------------------
   Title:                                          Title:
   Its Authorized Officer                          Its Authorized Officer

                                       19